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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT





                               SAFECO CORPORATION

                                       AND

                               MICHAEL S. MCGAVICK













                          DATED AS OF JANUARY 26, 2001

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                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement"), dated as of January 26, 2001 ("Effective Date"), between SAFECO Corporation, a Washington corporation ("SAFECO"), and Michael S. McGavick ("Employee");

      WHEREAS, SAFECO desires to provide for the services and employment of Employee upon the terms and conditions stated in this Agreement; and

      WHEREAS, Employee desires to perform services for SAFECO upon the terms and conditions stated in this Agreement;

      NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, SAFECO and Employee agree as follows:

1.    EMPLOYMENT

      SAFECO will employ Employee and Employee will accept employment by SAFECO as its President and Chief Executive Officer. Employee will also be a Director upon appointment by SAFECO's Board of Directors. Employee will have the authority, subject to SAFECO's Articles of Incorporation and Bylaws, as may be granted from time to time by the Board of Directors of SAFECO. Employee will perform the duties and have the responsibilities and authority assigned to the president in SAFECO's Bylaws, the duties customarily performed by the chief executive officer of a corporation which is, in all respects, similar to SAFECO and such other duties as may be assigned from time to time by the Board of Directors of SAFECO, which relate to the business of SAFECO, its subsidiaries, or any business ventures in which SAFECO or its subsidiaries may participate.

2.    ATTENTION AND EFFORT

      Employee will devote all of his entire productive time, ability, attention and effort to SAFECO's business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities,
(b) serving on the Board of Directors of other corporations, if such service would not otherwise be prohibited by Section 7 of this Agreement and is approved pursuant to SAFECO's Policy on Outside Directorships, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee's duties under this Agreement and are approved or reported pursuant to SAFECO's Policy on Outside Directorships.

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3.    COMPENSATION

      During the term of this Agreement, SAFECO agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

      3.1   BASE SALARY

      Employee's compensation shall consist, in part, of an annual base salary at a rate of at least Eight Hundred Fifty Thousand Dollars ($850,000.00) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of SAFECO are paid. This salary may be, but is not required to be, increased from time-to-time, subject to and in accordance with the annual compensation review procedures of SAFECO's Compensation Committee, with Employee's first compensation review anticipated to occur in December 2001, with the first potential adjustment to salary effective beginning January 1, 2002.

      3.2   BONUSES

            (a) Employee shall be entitled to participate in SAFECO's non-discretionary cash bonus program and for purposes of that program shall be deemed to have three years of service effective as of the Effective Date of this Agreement.

            (b) Employee may also be entitled to receive, in addition to the base salary and non-discretionary bonus described above, an annual bonus in an amount to be determined by the Board of Directors of SAFECO or under the Board's delegated authority by the Compensation Committee of the Board (the "Committee"), in its or their sole discretion. The goals on which Employee's discretionary bonus for 2001 will be based shall be discussed and agreed upon by and among Employee, the Lead Director and the Compensation Committee of the Board. Employee's target bonus shall be equal to one hundred per cent (100%) of annual base salary, and his maximum bonus shall be equal to two hundred per cent (200%) of annual base salary. For 2001, Employee's bonus shall be guaranteed to be at least the target bonus. For 2002, Employee's bonus shall be guaranteed to be at least fifty per cent (50%) of the target bonus.

            (c) Because it is anticipated that Employee will be required to forfeit a calendar year 2000 bonus from his previous employer, Employee is also entitled to receive, in addition to the base salary and bonuses described above, a one-time hiring bonus in the amount of Six Hundred Fifty Thousand Dollars ($650,000.00) to be paid by SAFECO within five (5) business days following the Effective Date; provided that

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Employee shall fully refund this hiring bonus to SAFECO if (i) Employee is not required to forfeit a calendar year 2000 bonus from his previous employer or
(ii) Employee terminates his employment with SAFECO before December 31, 2001.

      3.3   STOCK OPTIONS

      Employee shall be entitled to receive a stock option to purchase 300,000 shares of SAFECO common stock (the "Initial Option") effective January 26, 2001 with an exercise price equal to the Fair Market Value (as that term is defined in the SAFECO Long-Term Incentive Plan of 1997 (the "1997 Plan")) of SAFECO Common Stock on January 26, 2001. The Initial Option shall have a term of ten years and shall vest 100% on the fifth anniversary of the date of grant. Such vesting shall be accelerated (i) 100% if Employee is terminated by the Company without Cause (as defined below) on or prior to the third anniversary of the Effective Date, and (ii) if Employee's employment terminates for any reason after the third anniversary of the Effective Date, in a percentage equivalent to the number of whole months (with February 2001 being the first month) from the Effective Date to the date of termination divided by 60. The vested portion of the Initial Option shall remain exercisable until the earlier of one year after termination of Employee's employment for any reason and the tenth anniversary of the date of grant. The Initial Option shall be granted under and otherwise subject to all the terms and conditions of the 1997 Plan and the agreement evidencing the award.

      Employee shall be entitled to participate in the Company's ongoing stock option program on the same basis as other executives. Additional stock option awards to Employee, if any, will be made in the sole discretion of the Committee; provided that management will recommend to the Committee that Employee receive a stock option grant with a fair value of $850,000 (i.e., determined by Black-Scholes or similar valuation methodology) at the Committee's May 2001 meeting, and that, if the Company terminates Employee's employment within three years of the Effective Date for any reason other than Cause (as defined below), then the vesting of such award shall be accelerated such that Employee's vested stake is two times his vested stake on the date of such termination, but no more than 100%.

      3.4   RESTRICTED STOCK RIGHTS

      Because it is anticipated that Employee will be required to forfeit $560,000 in estimated value of long-term cash bonuses and $697,000 in stock option value from his previous employer, Employee shall be entitled to receive a grant of $1,150,000 in value of Restricted Stock Rights (the "RSR Award") effective on January 26, 2001. The RSR Award shall be subject to forfeiture upon termination of Employee's employment; provided that the Restricted Stock Award shall vest and no longer be

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subject to forfeiture in four equal annual installments beginning one year after the date of grant; and provided, further, that the unvested portion of the Restricted Stock Award shall become 100% vested upon termination of Employee's employment by the Company without Cause (as defined below), by reason of Employee's death or disability, or upon a Change in Control (as defined below). The RSR Award shall be granted under and otherwise subject to all the terms and conditions of the 1997 Plan and the agreement evidencing the award.

      Employee shall be entitled to participate in the Company's ongoing Restricted Stock Rights program on the same basis as other executives. Additional Restricted Stock Right awards to Employee, if any, will be made in the sole discretion of the Committee; provided that management shall recommend to the Committee that Employee receive a Restricted Stock Right award for 2001 with a grant value of $425,000 at the Committee's February 2001 meeting, and that, if the Company terminates Employee's employment within three years of the Effective Date for any reason other than Cause (as defined below), then the vesting of such award shall be accelerated such that Employee's vested stake is two times his vested stake on the date of such termination, but no more than 100%.

      3.5   PERFORMANCE STOCK RIGHTS

      Employee shall be entitled to participate in the Company's Performance Stock Rights program on the same basis as other executives. Performance Stock Right awards to Employee, if any, will be made in the sole discretion of the Committee; provided that management shall recommend to the Committee that Employee receive a Performance Stock Right award for the 2001-2003 cycle with a grant value of $425,000 at the Committee's February 2001 meeting.

      3.6   OTHER EQUITY GRANTS

      Employee shall be entitled to participate in any future equity compensation programs of the Company on the same basis as other executives; provided that awards to Employee, if any, under such programs, will be made in the sole discretion of the Committee.

4.    BENEFITS

      4.1   RETIREMENT AND SAVINGS PLANS

      During Employee's employment with SAFECO, Employee shall be entitled to participate in all defined contribution plans and defined benefit plans or plans, including excess benefit or supplemental retirement plans or agreements, maintained by SAFECO, as now or hereinafter in effect, that are applicable to SAFECO's

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employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. Benefits payable under such plans shall commence pursuant to the terms of such plans.

      4.2   OTHER BENEFIT PROGRAMS

      During Employee's employment with SAFECO, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in all other employee benefit plans, programs and arrangements of SAFECO, as now or hereinafter in effect, that are applicable to the SAFECO's employees generally or to its executive officers (including, but not limited to, all SAFECO relocation policies), as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, and subject to Section 4.1. To the extent that there is a period of employment required for purposes of eligibility or participation with respect to full benefit coverage under any employee fringe benefit program, Employee shall be deemed to have met such requirement as of the Effective Date of this Agreement. SAFECO shall provide to Employee all of the fringe benefits and perquisites that are available to the SAFECO's employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits and perquisites.

      4.3   COUNTRY CLUB MEMBERSHIP

      SAFECO will pay directly or reimburse Employee for initiation fees and membership dues at one Puget Sound area social or country club that Employee anticipates using for business entertainment. Employee's club selection is subject to approval by the Compensation Committee of the Board of Directors of SAFECO.

      4.4   HOUSING LOAN AND BENEFITS

            (a) SAFECO will provide Employee with a home purchase loan in an amount up to one and one-half times Employee's base salary. Interest on the loan will be computed at the lowest non-taxable interest rate, with interest due during the first two years of the loan deferred and added to the principal. After the first two years, Employee will pay interest quarterly during the term of the loan. The principal amount will be due at the earlier of fifteen (15) years from the date of the loan or one (1) year after the termination of Employee's employment with SAFECO.

            (b) SAFECO understands that Executive will sell his Illinois house and purchase a home in the Puget Sound area. If the Illinois house is purchased under

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SAFECO's relocation program, SAFECO agrees to insure that the price paid for the house will be no less than its current appraised value. If requested by Employee, SAFECO will provide a bridge loan for the interim period between Employee's purchase of a house in the Puget Sound area and the sale of Employee's Illinois house, with repayment of the bridge loan due upon the closing of the sale of the Illinois house. If required, SAFECO will also provide a guarantee of Employee's mortgage obligations on the Illinois house, pending its sale.

            (c) SAFECO will gross up any income imputed to Employee based on SAFECO's reimbursement of Employee's house hunting trips to and temporary living expenses in the Puget Sound area incurred before the closing date of Employee's purchase of a Puget Sound area house.

      4.5   COMPANY CAR

      Pursuant to its policy for provision of an automobile for its President and Chief Executive Officer, SAFECO will provide a car for Employee's use and pay directly or reimburse Employee for maintenance and operation costs.

      4.6   VACATION AND OTHER LEAVES

      Employee shall be entitled to paid vacation and other paid absences, whether for holidays, illness, or any similar purposes, in accordance with policies applicable generally to executive officers of SAFECO; provided, however, that Employee shall be entitled to at least twenty (20) days of paid vacation per calendar year.

      4.7   AIR TRANSPORTATION

      When Employee requires air travel, SAFECO shall provide Employee with the fastest and most efficient form of air transport, whether through commercial or private service. Costs of air transportation for Employee's business travel will be paid by SAFECO. Employee's personal use of such air transport services will be provided to Employee at SAFECO's cost.

      4.8   EXPENSES

      Employee shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of SAFECO; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by SAFECO.

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      4.9   FINANCIAL COUNSELING AND TAX PREPARATION

      SAFECO shall pay directly or reimburse Employee for financial consulting and/or tax preparation fees not to exceed in total $10,000 annually.

      4.10  LEGAL FEES

      SAFECO shall pay directly or reimburse Employee for reasonable legal fees and expenses not to exceed $30,000 incurred by Employee in connection with the negotiation and preparation of this Agreement and review of the benefits to be granted hereunder.

5.    TERMINATION

      Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 7 hereof shall survive the termination of this Agreement and the termination of Employee's employment hereunder:

      5.1   BY SAFECO

      With or without Cause (as defined below), SAFECO may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

      5.2   BY EMPLOYEE

      Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

      5.3   AUTOMATIC TERMINATION

      This Agreement and Employee's employment hereunder shall terminate automatically upon the death or total disability of Employee. The term "total disability" as used herein shall mean Employee's inability to perform the duties set forth in Section 1 hereof for a period of sixty (60) consecutive days or periods aggregating one hundred five (105) calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee's control, unless Employee is granted a leave of absence by the Board of Directors of SAFECO. Employee and SAFECO hereby acknowledge that Employee's ability to perform the duties specified in Section 1 is of the essence of this Agreement. Termination hereunder shall be deemed to be effective
(a) at the end of the calendar

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month in which Employee's death occurs or (b) immediately upon a determination by the Board of Directors of SAFECO of Employee's total disability, as defined herein.

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      5.4   NOTICE

      The term "Notice of Termination" shall mean at least thirty (30) days' written notice of termination of Employee's employment, during which period Employee's employment and performance of services will continue; provided, however, that SAFECO may, upon notice to Employee and without reducing Employee's compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee's employment hereunder shall be the date on which such 30-day period expires.

6.    TERMINATION PAYMENTS

      In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 6:

      6.1   TERMINATION BY SAFECO

      If SAFECO terminates Employee's employment without Cause prior to the third anniversary of the Effective Date: (i) Employee shall be entitled to receive (a) termination payments equal to three years' annual base salary and target bonus and (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee's employment becomes effective; and (ii) if Employee is terminated by SAFECO for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (i)(b) above. If SAFECO terminates Employee's employment without Cause after the third anniversary on or prior to the fifth anniversary of the Effective Date, Employee shall receive (a) termination payments equal to three years' annual base salary (at the annual rate then in effect), and (b) an amount equal to the amount set forth in clause (i)(b) above. Except as provided above, Employee's rights upon termination of employment will be governed by SAFECO's standard policy and practice, or as determined by the Board of Directors or a committee thereof. The termination payments are payable contingent upon Employee's resignation from SAFECO's Board of Directors and execution of a waiver and release of claims arising out of his employment and/or the termination of his employment with SAFECO.

      6.2   TERMINATION BY EMPLOYEE

      In the case of the termination of Employee's employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in clauses (i)(b) or (ii)(b) of subsection 6.1 hereof.

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      6.3   PROCEDURES REGARDING TERMINATION FOR CAUSE

      No termination of Employee's employment by SAFECO for Cause shall be effective unless the provisions of this Section 6.3 shall have been complied with. Employee shall be given written notice by the Board of Directors of the intention to terminate him for Cause, such notice (i) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given no later than 60 days after the Board of Directors first learns of such circumstances. At the sole discretion of the Board of Directors, Employee may be placed on paid administrative leave and relieved of all employment responsibilities upon issuance of the notice. Employee shall have 15 days after receiving such notice in which to cure such grounds, to the extent such cure is possible. If he fails to cure such grounds, Employee shall then be entitled to a hearing before the Board of Directors. Such hearing shall be held within 20 days of his receiving such notice, provided that he requests such hearing within 15 days of receiving such notice. If, within five days following such hearing, the Board of Directors gives written notice to Employee confirming that, in the judgment of at least two-thirds of the members of the Board of Directors (excluding Employee), Cause for terminating his employment on the basis set forth in the original notice exists, his employment with SAFECO shall thereupon be terminated for Cause.

      6.4   TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

      Contemporaneously with the execution of this Agreement, SAFECO and Employee shall execute a Change in Control Severance Agreement (the "Change in Control Agreement"), a true and correct copy of which is attached hereto as Exhibit A. In circumstances constituting a Change in Control, as defined in the Change in Control Agreement, Employee's rights upon termination employment will be governed by the terms of the Change in Control Agreement, and this Section 6 will be null and void.

      6.5   PAYMENT SCHEDULE

      All payments under this Section 6 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

      6.6   CAUSE

      Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall include, without limitation, the occurrence of one or more of the following events:

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            (a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 of this Agreement or any directions of the Board of Directors of SAFECO or any committee of the Board, which directions are reasonably consistent with the duties herein set forth to be performed by Employee (other than as a result of illness, accident, or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to Employee in writing by or on behalf of the Board of Directors of the Company subsequent to the completion of the procedures set forth in
Section 6.3 identifying the manner in which such Board of Directors believes that Employee has failed to perform and (ii) Employee has thereafter failed to remedy such failure to perform;

            (b) Violation by Employee of a state or federal criminal law involving the commission of a crime against SAFECO or a felony involving moral turpitude or a violation of 18 U.S.C. Section 1033 (unless the action constituting such violation was taken with the advice of counsel which may include the general counsel of SAFECO), including the entry of a guilty or nolo contendere plea;

            (c) Conduct by Employee that constitutes willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material harm to SAFECO, monetarily or otherwise, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of SAFECO; or

            (d) Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any incident materially compromising Employee's reputation or ability to represent SAFECO with the public.

7.    NONCOMPETITION AND NONSOLICITATION

      7.1   APPLICABILITY

      This Section 7 shall survive the termination of Employee's employment with SAFECO.

      7.2   SCOPE OF COMPETITION

      Employee agrees that he will not, directly or indirectly, during his employment and for a period of 3 years from the date on which his employment with SAFECO terminates for any reason, or this Agreement expires, be employed by, consult with, be a director of or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A "Competitor" shall include any entity which, directly or indirectly, competes with SAFECO or produces, markets, distributes or


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otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed, by SAFECO or the feasibility for production of which SAFECO is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by SAFECO, in each case within the geographical area of the United States, unless released from such obligation in writing by SAFECO's Board of Directors. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing in this Agreement shall prevent the purchase or ownership by Employee of shares which constitute less than one percent of the outstanding equity securities of a publicly or privately held corporation, if Employee had no other relationship with such corporation.

      7.3   SCOPE OF NONSOLICITATION

      Employee shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of SAFECO to cease his relationship with SAFECO or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of SAFECO to do business or in any way become associated with any Competitor. This Section
7.3 shall apply during the time period and geographical area described in
Section 7.2.

      7.4   ASSIGNMENT OF INTELLECTUAL PROPERTY

      All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively "Intellectual Property") which Employee develops, conceives or first reduces to practice during the term of his employment hereunder or within one year after the termination of his employment hereunder or the expiration of this Agreement, whether working alone or with others, shall be the sole and exclusive property of SAFECO, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Employee hereby assigns to SAFECO all of such Intellectual Property. "Intellectual Property" shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Employee's performance of services under this Agreement, to SAFECO's field of business or to SAFECO's actual or demonstrably anticipated research or development, whether or

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not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of SAFECO or (b) are developed in whole or in part on SAFECO's time or developed using SAFECO's equipment, supplies, facilities or trade secret information, or other resources of SAFECO, whether or not the work product relates to SAFECO's field of business or SAFECO's actual or demonstrably anticipated research.

      7.5   DISCLOSURE AND PROTECTION OF INVENTIONS

      Employee shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to SAFECO promptly after its or their development. At SAFECO's request and at SAFECO's expense, Employee will assist SAFECO or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by SAFECO; (b) executing documents of assignment to SAFECO or its designee of all of Employee's right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in SAFECO or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

      7.6   NONDISCLOSURE; RETURN OF MATERIALS

      During the Term and following termination of Employee's employment with SAFECO, Employee will not disclose (except as required by his duties to SAFECO) any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of SAFECO of which Employee becomes informed or aware during his employment, whether or not developed by Employee. In the event of the termination of his employment with SAFECO or the expiration of this Agreement, Employee will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to SAFECO which pertain to his employment with SAFECO or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

      7.7   EQUITABLE RELIEF

      Employee acknowledges that the provisions of this Section 7 are essential to SAFECO, that SAFECO would not enter into this Agreement if it did not include this

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Section 7 and that damages sustained by SAFECO as a result of a breach of this
Section 7 cannot be adequately remedied by damages, and Employee agrees that SAFECO, notwithstanding any other provision of this Agreement, including, without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7.

      7.8   EFFECT OF VIOLATION

      Employee and SAFECO acknowledge and agree that additional consideration has been given for Employee entering into this Section 7, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 6 of this Agreement. Violation by Employee of this
Section 7 shall relieve SAFECO of any obligation it may have to make such termination payments, but shall not relieve Employee of his obligations, as required hereunder, not to compete.

      7.9   DEFINITION OF SAFECO

      For purposes of subsection 7.2 and subsection 7.3 hereof, "SAFECO" shall include all subsidiaries of SAFECO, SAFECO's and any business ventures in which SAFECO, its subsidiaries may participate.

8.    REPRESENTATIONS AND WARRANTIES

      In order to induce SAFECO to enter into this Agreement, Employee represents and warrants to SAFECO as follows:

      8.1   NO VIOLATION OF OTHER AGREEMENTS

      Neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

      8.2   PATENTS, ETC.

      Employee has prepared and attached hereto as Schedule 1 a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof, which are subject to prior agreement or which Employee desires to exclude from this Agreement, or, if no such list is attached, Employee hereby

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represents and warrants to SAFECO that there are no such inventions, patent applications or patents.

      9.    INDEMNIFICATION

      Employee shall be indemnified by SAFECO to the extent permitted by applicable law and as provided by Article XII of SAFECO's Bylaws.

      10.   FORM OF NOTICE

      All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

       If to Employee: Michael S. McGavick
                       [such address as may appear in the personnel records of SAFECO or such other address as Employee may specify in writing]

       If to SAFECO:   Secretary
                       SAFECO Corporation
                       SAFECO Plaza
                       Seattle, WA 98185

       Copy to:        General Counsel
                       SAFECO Corporation
                       SAFECO Plaza
                       Seattle, Washington 98185

      If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.   ASSIGNMENT

      This Agreement is personal to Employee and shall not be assignable by Employee. Subject to the provisions of Section 6.5 and Section 6.6 of this Agreement, SAFECO may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which SAFECO is a party or (b) any corporation, partnership, association or other person to which SAFECO may transfer all or substantially all of the assets and business of SAFECO existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.   WAIVERS

      No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.   ARBITRATION

      Subject to the provisions of Section 7.7 of this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by SAFECO and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.   AMENDMENTS IN WRITING

      No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by SAFECO and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by SAFECO and Employee.

15.   APPLICABLE LAW

      This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

16.   SEVERABILITY

      If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.   HEADINGS

      All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

18.   COUNTERPARTS

      This Agreement, and any amendment or modification entered into pursuant to
Section 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19.   ENTIRE AGREEMENT

      This Agreement on and as of the date hereof constitutes the entire agreement between SAFECO and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between SAFECO and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.


                                        ----------------------------------------
                                        Michael S. McGavick


                                        SAFECO CORPORATION

                                        By
                                           -------------------------------------
                                           William G. Reed, Jr.
                                           Chairman of the Board of Directors

                                   SCHEDULE 1

                                      None.

                                    EXHIBIT A

                                CHANGE IN CONTROL
                               SEVERANCE AGREEMENT


THIS AGREEMENT, effective January 26, 2001, is made by and between SAFECO Corporation, a Washington corporation ("SAFECO"), and Michael S. McGavick (the "Executive").

WHEREAS, SAFECO (together with its subsidiaries, collectively, the "Company"), considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, SAFECO recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, SAFECO has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 15.

2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the date it is terminated by written agreement between the Company and the Executive and (ii) seventh anniversary of a Change in Control.

3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants stated in Section 4, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 5.1, Section 5.4, Section 6.2(A), and Section 9.1, no amount or benefit shall be payable under this Agreement unless there shall have been a termination of the Executive's employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six

(6) months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

5.    Compensation Other Than Severance Payments.

      5.1 Salary During Incapacity or Illness. Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive's fulltime duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any applicable compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

      5.2 Salary During Term. If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's applicable compensation and benefit plans, programs or arrangements.

      5.3 Post-Termination Compensation and Benefits. If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's applicable retirement, insurance and other compensation or benefit plans, programs and arrangements.

      5.4 Incentive Awards.

      (A) Stock Options and SARs. Immediately prior to the Change in Control, all awards of stock options and stock appreciation rights ("SARs") previously granted to the Executive shall become fully vested and exercisable. The phrase "immediately prior to the Change in Control" shall be understood to mean sufficiently in advance of a Change in Control to permit the Executive to take all steps reasonably necessary to exercise all options and SARs and to deal with the shares of stock underlying the awards of stock options and SARs so that such shares may be treated in the same manner as the shares of stock of other shareholders in connection with the Change in Control.

      (B) Performance Stock Rights. To the extent deemed earned, each outstanding performance stock right ("PSR") previously granted to the Executive shall become immediately payable in cash upon a Change in Control, and the remainder of each outstanding PSR shall be canceled for no value. All outstanding PSRs shall be deemed to have been earned to the extent of the greater of:

      (i) the number of shares determined by the Committee based on the extent to which the performance goals specified in the PSR award agreement have been achieved during the portion of the performance period ending on the last day of the last fiscal quarter of the Company ending on or before the date of the Change in Control, and

      (ii) the number of shares equal to the product of the target shares identified in the PSR award agreement multiplied by a fraction with a numerator equal to the whole number of calendar months beginning with the month in which the PSR was granted and ending on the date of the Change in Control and a denominator equal to the whole number of calendar months in the entire performance period covered by the PSR award agreement and less any shares previously issued under the PSR award agreement.

      (C) Restricted Stock Rights. All restrictions with respect to restricted stock rights ("RSRs") shall lapse upon a change in Control, and all outstanding RSRs of the Executive shall be immediately settled by a cash payment.

      (D) Other Incentive Awards. All other restrictions with respect to outstanding incentive awards of the Executive not described in subsections (A) through (C) of this Section 5.4 shall lapse upon a Change in Control, and such awards shall be fully vested and nonforfeitable.

      (E) Fair Market Value. For purposes of this Section 5.4, with respect to determining the cash equivalent value of an RSR or PSR or the spread payable upon exercise of an SAR, the fair market value of a share of the Company's stock shall be deemed to equal the greater of (i) the fair market value of a share of stock as of the date on which a Change in Control occurs and (ii) the highest price of a share of stock which is paid or offered to be paid, by any person or entity, in connection with any transaction which constitutes a Change in Control.

      5.5 Deferral Election. The Executive may elect to defer all or a portion of the payments that are to be made to the Executive under Section 6.1(A) and
Section 6.2. The Executive may exercise such election by delivering a notice of election (in accordance with Section 10) prior to the occurrence of the Change in Control, which notice shall state the portion of such payments that is to be deferred (expressed as a dollar amount or as a percentage ("the Deferred Benefit")), the date the payment of the Deferred Benefit shall commence ("the Deferred Benefit Commencement Date"), and the number of equal consecutive monthly installments (not to exceed 120) that the Deferred Benefit is to be paid in. In no event shall the Deferred Benefit Commencement Date be subsequent to the first day of January of the year immediately following the Executive's sixty-fifth birthday. In the event such an election is made:

      (A) The amount that would have otherwise been paid under the provisions of
Section 6.1(A) and Section 6.2 shall be reduced by an amount equal to the Deferred Benefit.

      (B) The Deferred Benefit, together with simple interest calculated at an annual rate of ten percent (10%) on the unpaid balance of the Deferred Benefit from the date that payment of the Deferred Benefit would have otherwise been made, shall be paid in the number of equal consecutive monthly installments selected by the Executive, with the first such installment being made on the Deferred Benefit Commencement Date and a subsequent payment being made on the first day of each month thereafter.

      (C) If the Executive dies prior to receiving the full amount of the Deferred Benefit, the Company shall continue to pay the Deferred Benefit to the estate of the Executive in the same manner as the Deferred Benefit would have been paid to the Executive if the Executive had not died.

      (D) The Deferred Benefit shall in no event be set aside or deposited to a separate account or fund, and the rights of the Executive to the Deferred Benefit shall not be greater than the rights of any other general, unsecured creditor of the Company.

      (E) The Executive, the Executive's spouse, and any other person or entity claiming through or under the Executive shall not have any power or authority to commute, encumber, or dispose of any right to receive payment of the Deferred Benefit, all of which payments are expressly declared to be non-assignable. In the event of any attempt at assignment or other disposition, the Company shall have no further liability to pay the Deferred Benefit. The Deferred Benefit provided for in this Agreement shall not be subject to seizure for the payment of any debts, judgments, alimony, separate maintenance or child support, or be reached or transferred by operation of law, or in the event of bankruptcy, insolvency or otherwise.

6.    Severance Payments.

      6.1 Severance Payments Enumerated. The Company shall pay the Executive the payments described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the Term, in addition to any payments and benefits to which the Executive is then entitled under Section 5, unless such termination is (i) by the Company for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. Additionally, during the one-month period beginning with the first day of the month immediately following the first anniversary of the Change in Control, the Executive may voluntarily terminate his employment for any reason and, upon such termination, the Company shall pay the Executive the Severance Payments and the Gross-Up Payment, in addition to any payments and benefits to which the Executive is then entitled under Section
5. For purposes of this Agreement, the Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive's employment is terminated by the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment with Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive's employment is terminated by the Company without Cause prior to a Change in Control and the Executive reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change in Control.

      (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (or, if less, the number of years, rounded to the nearest hundredth of a year, remaining until December 31 of the year in which the Executive attains age 65) times the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based and the Executive's base salary in effect immediately prior to Date of Termination.

      (B) For the thirty-six (36) month period immediately following the Date of Termination or, if shorter, for the period commencing immediately following the Date of Termination and ending on December 31 of the year in which the Executive attains age 65 (such applicable period, the "Severance Period"), the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Date of Termination; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of "parachute payments" pursuant to
Section 6.2), such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1 (B) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive during the Severance Period (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive).

      (C) Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed year or other measuring period preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the level that would produce the maximum award, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

      6.2   "Gross-Up Payment."

      (A) Whether or not the Executive becomes entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up payment, shall be equal to the Total Payments.

      (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent accountant (the "Accountant") and which tax counsel is reasonably acceptable to the Executive ("Tax Counsel"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accountant in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      (C) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

      6.3 Severance Payments Pay Date. The payments provided in subsections (A) and (C) of Section 6.1 and in Section 6.2 shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments under Section 6.2, in accordance with Section 6.2, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Accountant or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

      6.4 Executive's Legal Fees. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7.    Termination Procedures and Compensation During Dispute.

      7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall state in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the

Board, the Executive was guilty of conduct stated in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

      7.2 Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the Term, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

      7.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of
(i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

      7.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term and the Date of Termination is extended in accordance with Section 7.3, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with
Section 7.3. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2) and shall not be offset against or reduce any other amounts due under this Agreement.

8. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(B)) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.    Successors; Binding Agreement.

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

      9.1 SAFECO Successors. In addition to any obligations imposed by law upon any successor to SAFECO, SAFECO will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of SAFECO to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SAFECO would be required to perform it if no such succession had taken place. Failure of SAFECO to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

      9.2 Executive's Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page and, if to the Company, to the address stated below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

      To the Company:

      SAFECO Corporation
      SAFECO Plaza
      Seattle, WA 98185
      Attention: Chief Executive Officer

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an officer of SAFECO. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to its subject matter which have been made by either party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of

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

Washington. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7) shall survive such expiration.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.   Settlement of Disputes; Arbitration.

      (A) All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall state the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive's claim has been denied.

      (B) Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

      (A) "Accountant" shall have the meaning stated in Section 6.2.

      (B) "Affiliate" shall have the meaning stated in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

      (C) "Base Amount" shall have the meaning stated in section 280G(b)(3) of the Code.

      (D) "Beneficial Owner" shall have the meaning stated in Rule 13d-3 under the

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

Exchange Act.

      (E) "Board" shall mean the Board of Directors of SAFECO.

      (F) "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Committee by clear and convincing evidence that Cause exists.

      (G) A "Change in Control" shall be deemed to have occurred if the event stated in any one of the following paragraphs shall have occurred:

      (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of SAFECO (not including in the securities beneficially owned by such Person any securities acquired directly from SAFECO or its affiliates) representing 25% or more of the combined voting power of SAFECO's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

      (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of SAFECO) whose appointment or election by the Board or nomination for election by SAFECO's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

      (iii) there is consummated a merger or consolidation of SAFECO or any direct or indirect subsidiary of SAFECO with any other corporation, other than
(a) a merger or consolidation which would result in the voting securities of SAFECO outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in

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

combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of SAFECO or any subsidiary of SAFECO, at least 75% of the combined voting power of the securities of SAFECO or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of SAFECO (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of SAFECO (not including in the securities Beneficially Owned by such Person any securities acquired directly from SAFECO or its Affiliates) representing 25% or more of the combined voting power of SAFECO's then outstanding securities; or

      (iv) the stockholders of SAFECO approve a plan of complete liquidation or dissolution of SAFECO or there is consummated an agreement for the sale or disposition by SAFECO of all or substantially all of SAFECO's assets, other than a sale or disposition by SAFECO of all or substantially all of SAFECO's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of SAFECO in substantially the same proportions as their ownership of SAFECO immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of SAFECO immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of SAFECO immediately following such transaction or series of transactions.

      (H) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (I) "Committee" shall mean (i) the individuals (not fewer than three in number) who, on the date six months before a Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).

      (J) "Company" shall mean SAFECO and its subsidiaries, collectively.

      (K) "Date of Termination" shall have the meaning stated in Section 7.2.

      (L) "Deferred Benefit" shall have the meaning stated in Section 5.4.

      (M) "Deferred Benefit Commencement Date" shall have the meaning stated in
Section 5.4.

      (N) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's

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

duties with the Company for a period of one hundred and thirty (130) consecutive business days, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

      (O) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      (P) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

      (Q) "Executive" shall mean the individual named in the first paragraph of this Agreement.

      (R) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clause (ii) of the second sentence of Section 6.1 (treating all references in paragraphs (i) through (vii) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

      (i) the assignment to the Executive of any duties inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

      (ii) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

      (iii) the relocation of the Executive's principal place of employment to a location outside of King County, Washington (or, if different, the county in which such principal place of employment is located immediately prior to the Change in Control) or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

      (iv) the failure by the Company to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

      (v) the failure by the Company to continue in effect any compensation plan (including stock option, restricted stock, stock appreciation right, incentive compensation and bonus plans) in which the Executive participates immediately prior to the Change in Control which is material

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

to the Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control;

      (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's profit sharing, pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

      (vii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.

      The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

      For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist.

      (S) "Gross-Up Payment" shall have the meaning stated in Section 6.2.

      (T) "Notice of Termination" shall have the meaning stated in Section 7.1.

      (U) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) SAFECO or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of SAFECO or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of SAFECO in substantially the same proportions as their ownership of stock of SAFECO.

      (V) "Potential Change in Control" shall be deemed to have occurred if the event stated in any one of the following paragraphs shall have occurred:

      (i) SAFECO enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

      (ii) SAFECO or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

      (iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of SAFECO representing 10% or more of either the then outstanding shares of common stock of SAFECO or the combined voting power of the SAFECO's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from SAFECO or its affiliates); or

      (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

      (W) "Retirement" shall be deemed the reason for the termination by the Company or the Executive of the Executive's employment if such employment is terminated on or after the date Executive attains age 65.

      (X) "SAFECO" shall mean SAFECO Corporation and, except in determining under Section 15(G) whether or not any Change in Control has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      (Y) "Severance Payments" shall mean the payments so described in Section 6.1.

      (Z) "Severance Period" shall have the meaning stated in Section 6.1(B).

      (AA) "Tax Counsel" shall have the meaning stated in Section 6.2.

      (BB) "Term" shall mean the period of time described in Section 2 (including any extension, continuation or termination described therein).

      (CC) "Total Payments" shall mean the payments so described in Section 6.2.



SAFECO CORPORATION


By:
    ---------------------------------     --------------------------------------
    William G. Reed, Jr.                  Michael S. McGavick
    Chairman of the Board of Directors    Address:

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